Exhibit 10.1

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 28th day of July, 2017, by and between OUTFRONT Media Inc. (“OUTFRONT”), having an address at 405 Lexington Avenue, New York, New York 10174, and Andrew R. Sriubas (“Executive”), whose address is 2 Oneida Drive, Greenwich, CT 06830.
WITNESSETH
WHEREAS, OUTFRONT desires for Executive to serve as OUTFRONT’s Chief Commercial Officer, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between OUTFRONT and Executive as follows:
1.Term. (a) OUTFRONT shall employ Executive, and Executive hereby accepts employment as OUTFRONT’s Chief Commercial Officer, for a three (3) year term commencing July 28, 2017 (the “Effective Date”) and ending July 27, 2020 (the “Term”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of OUTFRONT, and Executive or OUTFRONT may terminate Executive’s employment with OUTFRONT for any reason or no reason at any time, subject to either party providing at least 180 days’ prior written notice.
(b)    On July 28, 2020 and on each anniversary of such date thereafter, unless the Term shall have ended pursuant to paragraph 1(c) below or OUTFRONT shall have given Executive one hundred eighty (180) days’ written notice that the Term will not be extended, the Term shall be extended for an additional year.
(c)    Notwithstanding paragraphs 1(a) and 1(b), the Term shall end upon the first to occur of any of the following events:
(i)    Executive’s death;
(ii)    OUTFRONT’s termination of Executive’s employment due to Executive’s Disability (as defined in paragraph 7);
(iii)    OUTFRONT’s termination of Executive’s employment for Cause (as defined in paragraph 8(a));
(iv)    a Termination Without Cause (as defined in paragraph 8(b)) or Executive’s termination of Executive’s employment for Good Reason (as described in paragraph 8(b)); or
(v)    Executive’s voluntary termination without Good Reason (as described in paragraph 8(a)(ii)).
2.    Duties. Executive agrees to devote his entire business time, attention and energies to the OUTFRONT business. Executive will be OUTFRONT’s Chief Commercial Officer, and

Executive agrees to perform all duties reasonable and consistent with that office as the Chief Executive Officer of OUTFRONT (the “CEO”) may assign to Executive from time to time. During the Term, Executive will report directly and solely to the CEO and Executive’s responsibilities will include, without limitation, overseeing OUTFRONT’s commercial technology platforms, product organization, digital signage operations, business and corporate development efforts, and the national real estate practice, and assisting the CEO in formulating OUTFRONT’s overall strategic vision. Executive agrees to participate in advertising sales’ initiatives in a manner consistent with his position, including, without limitation, maintaining ongoing relationships with clients, agencies and ad trading platforms. During the Term, Executive will be a member of OUTFRONT’s executive committee unless otherwise determined by the CEO. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for Executive and Executive’s family that do not give rise to any conflicts of interest with OUTFRONT and are otherwise in compliance with paragraph 6(a), (ii) engaging in charitable and civic activities, so long as such outside interests do not materially interfere with the performance of Executive’s duties hereunder, (iii) serving as a member of the board of directors or similar governing body of one public company, provided that such service does not materially interfere with the performance of Executive’s duties hereunder and subject to the approval of the Board of Directors of OUTFRONT (the “Board”), which approval shall not be unreasonably withheld or delayed, and (iv) engaging in the activities set forth on Schedule A.
3.    Compensation.
(a)    Salary. For all the services rendered by Executive under this Agreement and effective as of the Effective Date, OUTFRONT agrees to pay Executive a base salary (“Salary”) at the rate of Six Hundred Fifty Thousand Dollars ($650,000) per annum, less applicable deductions and withholding taxes, in accordance with OUTFRONT’s payroll practices as they may exist from time to time. During the Term, Executive’s Salary will be subject to annual review and may be increased (but not decreased), and such increases, if any, shall be made at a time, and in an amount, that OUTFRONT shall determine in its sole discretion.
(b)    Annual Bonus Compensation. Executive shall be eligible to receive annual bonus compensation (“Bonus”) during Executive’s employment with OUTFRONT under this Agreement, determined and payable as follows:
(i)    OUTFRONT agrees that Executive shall be eligible to participate in OUTFRONT’s Executive Bonus Plan (the “EBP”), i.e., OUTFRONT’s current bonus plan, or any successor plans to the EBP. Executive shall have an annual bonus target equal to eighty-five percent (85%) of his Salary (“Target Bonus”) with a maximum bonus opportunity of up to two hundred (200%) of his Salary if the applicable performance goals are exceeded. Since the EBP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or meeting any target amounts), and the precise amount, form and timing of any Bonus under the EBP, if any, shall be determined on an annual basis at the sole discretion of the Board, or the appropriate committee of such Board. The Bonus for any calendar year may be subject to proration for the portion of such calendar year that Executive was employed by OUTFRONT. For the avoidance of doubt, with respect to the 2017 bonus plan year, a pro-rata portion of Executive’s Bonus for such year shall be based on Executive’s Salary and Target Bonus percentage that applied prior to the Effective Date and the remaining pro-rata portion of Executive’s Bonus shall be based on his Salary and Target Bonus percentage that applies as of the Effective Date.
(ii)    Notwithstanding the foregoing, Executive’s Bonus, if any, for any calendar year shall be payable, less applicable deductions and withholding taxes, by no later than March 15 of the year following the year in which the Bonus was considered earned.
(c)    Long-Term Incentive Compensation. During the Term, Executive shall be eligible to participate in and receive awards under the OUTFRONT Media Inc. Omnibus Stock Incentive Plan (the “LTIP”), or any successor plan to the LTIP, and, commencing with the first calendar quarter of 2018, shall, following the Board’s approval, receive an annual grant with a Target Long-Term Incentive value equal to Two Million Dollars ($2,000,000), a significant portion of which shall be subject to performance. Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the LTIP shall be determined on an annual basis at the sole discretion of the Board, or the appropriate committee of such Board; provided, however, that the terms of such awards, including, without limitation, any performance targets and/or vesting schedules, shall be consistent in all material respects with those terms that are generally applicable to OUTFRONT’s most senior executives.
(d)    MTA Bonus Award. In connection with the renewal of OUTFRONT’s contract with the Metropolitan Transportation Authority, Executive shall be eligible to receive an additional equity award under the LTIP, with such terms and conditions to be determined by the CEO and Board in their sole discretion.
4.    Benefits. During the Term, Executive shall be eligible to participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other plans as OUTFRONT may have or establish from time to time in which similarly situated senior executives participate and in which Executive would be entitled to participate under the terms of the plan. In addition, during the Term, Executive shall be eligible to participate in other OUTFRONT benefit plans in which participation is limited to OUTFRONT executives in positions comparable to or lesser than Executive’s position. This provision, however, shall not be construed to either require OUTFRONT to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. Executive shall be eligible for five (5) weeks of vacation each year, subject to increase and carryover opportunities as provided in OUTFRONT policies.
5.    Business Expenses. During the Term, OUTFRONT shall reimburse Executive for such reasonable travel and other expenses incurred in the performance of Executive’s duties as are customarily reimbursed to OUTFRONT’s executives at comparable levels. Subject to paragraph 18, any such travel and other expenses shall be reimbursed by OUTFRONT as soon as practicable in accordance with its established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which Executive incurs the related expenses.
6.    Non-Competition, Confidential Information, Etc.
(a)    Non-Competition. Executive agrees that Executive’s employment with OUTFRONT is on an exclusive basis and that, while Executive is employed by OUTFRONT, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive further agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate in, whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business, division, operation or other activity of OUTFRONT or any of its subsidiaries (i) with respect to which Executive had any responsibility, involvement or supervision, (ii) with respect to which Executive had access to any Confidential Information (as defined below) that could benefit such competitor’s business or harm OUTFRONT’s business or (iii) where Executive would provide services of the same or similar nature as services performed by Executive for OUTFRONT, without the written consent of OUTFRONT, as applicable; provided, that (x) this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system or (y) engaging in any of the activities set forth in Schedule A hereto (which are hereby consented to by OUTFRONT). The “Non-Compete Period” shall cover the period during Executive’s employment with OUTFRONT and, if Executive’s employment terminates pursuant to paragraphs 8(a) or 8(b), shall continue following such termination of Executive’s employment, for the greater of (A) six (6) months or (B) for so long as any payments are to be made to Executive pursuant to paragraph 8(c) of this Agreement, unless Executive requests and OUTFRONT accepts a written request pursuant to paragraph 6(j) of this Agreement, if any.
(b)    Confidential Information. Executive agrees that, during the Term and at any time thereafter, (i) Executive shall not use for any purpose or disclose to any third party, other than the duly authorized business of OUTFRONT, any information relating to OUTFRONT or any of its affiliated companies which is non-public, confidential or proprietary to OUTFRONT or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of his duties under this Agreement consistent with OUTFRONT’s policies); and (ii) Executive will comply with any and all confidentiality obligations of OUTFRONT to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (A) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (B) is or becomes available to Executive on a non-confidential basis from a source which is, to Executive’s knowledge, entitled to disclose it to Executive. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than OUTFRONT or any of its affiliated companies (and any of their respective directors and senior officers).
(c)    No Solicitation. Executive agrees that, while employed by OUTFRONT and for the greater of: twelve (12) months thereafter or for so long as OUTFRONT is making any payments to Executive pursuant to paragraph 8(c), Executive shall not, directly or indirectly:
(i)    employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of OUTFRONT or any of its affiliated companies (other than any employee terminated by OUTFRONT); or
(ii)    do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of its affiliated companies with any customer, employee, consultant or supplier.
(d)    OUTFRONT Ownership. The results and proceeds of Executive’s services under this Agreement, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with OUTFRONT and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and they shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner they determine in their sole discretion without any further payment to Executive. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to OUTFRONT and/or any of its affiliates under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of his right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and they shall have the right to use the work in perpetuity throughout the universe in any manner they determine in their sole discretion without any further payment to Executive. Executive shall, as may be requested by OUTFRONT from time to time, do any and all things which OUTFRONT may deem useful or desirable to establish or document OUTFRONT’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive hereby irrevocably designates OUTFRONT’s General Counsel or his designee as Executive’s attorney-in-fact with the power to execute such documents on Executive’s behalf. To the extent Executive has any rights in the results and proceeds of Executive’s services under this Agreement that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by OUTFRONT and/or any of its affiliates of any ownership rights to which they may be entitled by operation of law by virtue of being Executive’s employer.
(e)    Litigation.

(i)    Executive agrees to reasonably cooperate with OUTFRONT and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to OUTFRONT’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, and subject to the first sentence of this paragraph, OUTFRONT will (A) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; (B) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses within sixty (60) calendar days following the date on which OUTFRONT receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the year following the year in which Executive incurs the related expenses; and (C) pay Executive a per diem fee of $500 within 60 calendar days following the last day of the month in which any such cooperation is provided.
(ii)    Executive agrees that during the Term and at any time thereafter, to the fullest extent permitted by law, Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves OUTFRONT or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by OUTFRONT or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the General Counsel (or equivalent position thereof) of OUTFRONT.
(iii)    Notwithstanding the foregoing, this Agreement shall not preclude Executive from participating in any governmental investigation of OUTFRONT, including providing any information to governmental authorities about possible legal violations, and Executive is not obligated under this Agreement to provide any notice to OUTFRONT regarding Executive’s participation in any governmental investigation of OUTFRONT.
(f)    No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by OUTFRONT, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning OUTFRONT or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.
(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with OUTFRONT shall remain the exclusive property of OUTFRONT. In the event of the termination of Executive’s employment for any reason, OUTFRONT reserves the right, to the extent permitted by law and in addition to any other remedy OUTFRONT may have, to deduct from any monies otherwise payable to Executive the following: (i) all amounts Executive may owe to OUTFRONT or any of its affiliated companies at the time of or subsequent to the termination of Executive’s employment with OUTFRONT; and (ii) the value of OUTFRONT’s property which Executive retains in Executive’s possession after the termination of Executive’s employment with OUTFRONT. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this paragraph 6(g) to the contrary, OUTFRONT will not exercise such right to deduct from any monies otherwise payable to Executive to the extent such offset would be a violation of Section 409A of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (“Section 409A”).
(h)    Non-Disparagement. Executive agrees that, during the Term and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of OUTFRONT or any of OUTFRONT’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of OUTFRONT or any of OUTFRONT’s affiliated companies or any of their respective directors or senior officers or employees. OUTFRONT agrees, during the Term and for one (1) year thereafter, to prevent any senior executive officer or director of OUTFRONT from, in any communications with the press or other media or any customer, client or supplier of OUTFRONT or any of OUTFRONT’s affiliated companies, criticizing, ridiculing or making any statement which disparages or is derogatory of Executive. Neither Executive’s nor OUTFRONT’s obligations under this paragraph shall not apply to any disclosures required by applicable law, regulation or order of any court or governmental agency.
(i)    Injunctive Relief. OUTFRONT has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to OUTFRONT, and, accordingly, OUTFRONT may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to OUTFRONT, and Executive hereby consents and agrees to personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
(j)    Survival; Modification of Terms. Executive’s obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of Executive’s employment under this Agreement for any reason or the expiration of the Term; provided, however, that Executive’s obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (i) OUTFRONT terminates Executive’s employment without Cause (as defined in paragraph 8(a)) or Executive terminates Executive’s employment for Good Reason (as defined in paragraph 8(h)) and (ii) Executive provides OUTFRONT a written notice indicating Executive’s desire to waive his right to receive, or to continue to receive, termination payments and benefits under paragraphs 8(c)(i) through 8(c)(iv) and (iii) OUTFRONT notifies Executive that it has, in its sole discretion, accepted Executive’s request. Executive and OUTFRONT agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is Executive’s intention and the intention of OUTFRONT that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. Executive acknowledges that OUTFRONT conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “OUTFRONT” name. To that end, Executive further acknowledges that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of OUTFRONT and its affiliated companies.
7.    Disability. In the event that Executive becomes “disabled” within the meaning of such term under the OUTFRONT’s Long-Term Disability (“LTD”) program while employed during the Term (such condition is referred to as a “Disability”), Executive will be considered to have experienced a termination of employment with OUTFRONT and its subsidiaries as of the date Executive first becomes eligible to receive benefits under the LTD program in which OUTFRONT’s senior executives are eligible to participate or, if Executive does not become eligible to receive benefits under such OUTFRONT LTD program, Executive has not returned to work by the six (6) month anniversary of Executive’s Disability onset date. Except as provided in this paragraph 7, if Executive becomes Disabled while employed during the Term, Executive will exclusively receive compensation under the STD program in accordance with its terms. Thereafter, Executive will be eligible to receive benefits under the LTD program in accordance with its terms.
(a)    If Executive has not returned to work by December 31st of a calendar year during the Term, Executive will receive bonus compensation for the calendar year(s) during the Term in which Executive receives compensation under the STD program, determined as follows:

(i)
for the portion of the calendar year from January 1st until the date on which Executive first receives compensation under the STD program, bonus compensation shall be determined in accordance with the EBP (i.e., based upon OUTFRONT’s achievement of its goals and OUTFRONT’s good faith estimate of Executive’s achievement of Executive’s personal goals) and prorated for such period; and

(ii)
for any subsequent portion of that calendar year and any portion of the following calendar year in which Executive receives compensation under the STD program, bonus compensation shall be in an amount equal to Executive’s Target Bonus and prorated for such period(s).

Subject to paragraph 18 hereof, bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. Executive will not receive bonus compensation for any portion of the calendar year(s) during the Term while Executive receives benefits under the LTD program. For the periods that Executive receives compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and 3(b).
(b)    Further, subject to the release requirement in paragraph 8(g), if Executive’s employment is terminated due to his “Permanent Disability” (as defined in the then current LTIP), all outstanding OUTFRONT equity awards held by Executive, including, without limitation, awards granted prior to the Effective Date, or portions thereof, shall accelerate and vest immediately on the date of such termination of employment and be settled as soon as administratively feasible (no later than ten (10) business days thereafter). Executive shall not be required to mitigate the amount of any payment or benefit provided for in this paragraph 7(b) or in paragraph 7(a) above by seeking other employment.
8.    Termination.
(a)    (i)    Termination for Cause. OUTFRONT may, at its option, terminate Executive’s employment under this Agreement forthwith for Cause and OUTFRONT thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Executive’s Salary or Bonus or provide benefits. “Cause” shall mean: (A) proven acts of dishonesty involving OUTFRONT; (B) proven embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (C) willful unauthorized disclosure of Confidential Information; (D) Executive’s failure to obey a material lawful directive that is appropriate to Executive’s position from an executive(s) in Executive’s reporting line; (E) Executive’s failure to comply with the written policies of OUTFRONT, including OUTFRONT’s Code of Conduct or successor conduct statement as they apply from time to time; (F) Executive’s material breach of this Agreement (including any representations herein); (G) Executive’s failure (except in the event of his Disability) or refusal to substantially perform Executive’s material obligations under this Agreement; (H) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (I) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which brings Executive to public disrepute, scandal or ridicule or reflects unfavorably upon any of OUTFRONT’s businesses or those who conduct business with OUTFRONT and its affiliated entities. OUTFRONT will give Executive written notice prior to terminating Executive’s employment pursuant to (D), (E), (F), (G), (H) or (I) of this paragraph 8(a)(i), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure if capable of cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (D), (E), (F), (G), (H) or (I) of this paragraph 8(a)(i); provided, however, that, if OUTFRONT reasonably expects irreparable injury from a delay of ten (10) business days, OUTFRONT may give him notice of such shorter period within which to cure as is reasonable under the circumstances.
(ii)    Voluntary Termination without Good Reason. Executive may, at his option, resign from his employment under this Agreement at any time without Good

Reason (as defined below) by providing OUTFRONT with at least thirty (30) days’ advance written notice, in which case, Executive shall be paid the Accrued Obligations (as defined in paragraph  8(c)), and such resignation shall not be deemed to be a breach of this Agreement.
(b)    Termination Without Cause; Termination for Good Reason. OUTFRONT may terminate Executive’s employment under this Agreement without Cause at any time during the Term by written notice to Executive (“Termination Without Cause”). Furthermore, Executive may terminate Executive’s employment under this Agreement for Good Reason at any time during the Term by written notice to OUTFRONT.
(c)    Termination Payments/Benefits. In the event that Executive’s employment terminates under paragraph 8(b) during the Term hereof, subject to paragraph 18, Executive shall thereafter receive, less applicable withholding taxes, (x) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which Executive is terminated, any business expense reimbursements incurred but not yet approved and/or paid and such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), payable within thirty (30) days following Executive’s termination date, and (y) subject to Executive’s compliance with paragraph 8(g) hereunder, the following payments and benefits:
(i)    a severance amount equal to (A) twelve (12) months of Executive’s then current base Salary described in paragraph 3(a) and (B) Executive’s Target Bonus in effect at the time of termination (or, if Executive’s Target Bonus has been reduced, Executive’s highest Target Bonus during the Term) (the “Severance Payment”), payable ratably in equal installments in accordance with OUTFRONT’s then effective payroll practices, over a twelve (12) month period beginning on the regular payroll date next following Executive’s termination date. Executive shall not be required to mitigate the amount of the Severance Payment by seeking other employment;
(ii)    a prorated bonus for that portion of the year of such termination during which Executive actively rendered services, paid in accordance with the EBP (the “Pro-Rata Bonus”). The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by March 15 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines;
(iii)    if Executive elects to continue Executive’s coverage under OUTFRONT’s medical and/or dental plans under the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. Section 1161 et seq. (“COBRA”), and if Executive signs the release described in paragraph 8(g) hereof, OUTFRONT will provide Executive’s coverage at no cost until the earlier of (A) the date that is twelve (12) months from the date of Executive’s termination, or (B) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. Any

COBRA coverage beyond this time period will be at Executive’s own cost. The amount OUTFRONT will pay for continued medical and/ or dental COBRA coverage following Executive’s Termination Without Cause or termination for Good Reason, if any, will be treated as taxable income and will be reported on a Form W-2, and OUTFRONT may withhold taxes from Executive’s compensation for this purpose. The parties agree that, consistent with the provisions of Section 409A, the following in-kind benefit rules shall also apply: (x) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits, if any, provided to Executive in any other calendar year; and (y) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit; and

(iv)
(A) all outstanding OUTFRONT equity awards granted to Executive prior to January 1, 2017, including portions thereof, that would otherwise vest on or before the end of the twelve (12) month period following the date of Executive’s termination shall accelerate and vest immediately on the date of Executive’s termination of employment and be settled as soon as administratively feasible (but no later than ten (10) business days thereafter); and

(B) all outstanding OUTFRONT equity awards granted to Executive on or after January 1, 2017 shall accelerate and vest immediately in full on the date of Executive’s termination of employment and be settled as soon as administratively feasible (but no later than ten (10) business days thereafter);
provided, however, that with respect to any awards (regardless of date of grant) that remain subject to performance-based vesting conditions on Executive’s termination date, in the event, and limited to the extent, that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such award under Section 162(m) of the Internal Revenue Code of 1986, as amended, such awards shall vest if and to the extent the Compensation Committee of the Board certifies that a level of the performance goal relating to such awards have been met, or, if later, the Release Effective Date (as defined in paragraph 8(g)), and shall be settled within ten (10) business days thereafter; provided, further, that with respect to awards that remain subject to performance-based vesting conditions on Executive’s termination date, in the event and to the extent that compliance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, is not required in order to ensure the deductibility of any such award, such award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.
Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 8(c) by seeking other employment. The payments provided for in this paragraph 8(c)

are in lieu of any other severance or income continuation or protection under any OUTFRONT plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in this paragraph 8(c)).
Each payment under this paragraph 8(c) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payment under this paragraph 8(c) that is not made during the period following Executive’s Termination Without Cause or termination for Good Reason because Executive has not executed the release described in paragraph 8(g), shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Effective Date (as defined in paragraph 8(g)); provided that Executive executes and does not revoke the release in accordance with the requirements of paragraph 8(g). Notwithstanding the foregoing, in the event that Executive is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures adopted by OUTFRONT) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Section 409A (a “409A Termination”) and if any portion of Executive’s Severance Payment or Pro-Rata Bonus that would be paid to Executive (for Termination Without Cause or termination for Good Reason) during the six-month period following such 409A Termination constitutes deferred compensation (within the meaning of Section 409A), such portion shall be paid to Executive on the earlier of (A) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (B) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in the prior sentence, and remaining payments of the Severance Payment and/or Pro-Rata Bonus, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s Severance Payment on regular payroll dates commencing with the payroll date that follows the Permissible Payment Date and by payment of any Pro-Rata Bonus on the first payroll date that follows the Permissible Payment Date.
(d)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(c) with respect to medical and dental benefits), participation in all OUTFRONT benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of Executive’s employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights he may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of Executive’s employment, Executive’s rights under the LTIP shall be governed by the terms of the LTIP award agreements or certificates and the applicable LTIP plan(s) and this Agreement.
(e)    Non-Renewal of Employment Term. For the avoidance of doubt, Executive acknowledges that Executive shall not be entitled to receive any severance payments upon the expiration of this Agreement if Executive continues to be employed on an “at-will” basis following the expiration of this Agreement. However, if OUTFRONT does not renew the Term pursuant to paragraph 1(b) and does not offer Executive continued employment on an “at-will” basis after the end of the Term, upon execution of a release that becomes effective and irrevocable as provided in paragraph 8(g) below, Executive shall be entitled to receive the Accrued Obligations and severance payments and benefits set forth in paragraph 8(c), on and subject to the terms set forth in paragraph 8(c). Executive shall not be required to mitigate the amount of any payment or benefit such payment or benefit provided under paragraph 8(c) above by seeking other employment.
(f)    Resignation from Official Positions. If Executive’s employment with OUTFRONT terminates for any reason, unless otherwise determined by the CEO, Executive shall be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with OUTFRONT or any of its affiliated companies and all board seats or other positions in other entities Executive held on behalf of OUTFRONT, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by OUTFRONT. If, for any reason, this paragraph 8(f) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of OUTFRONT or any of its affiliated companies, any documents or instruments which OUTFRONT may deem necessary or desirable to effectuate such resignation or resignations and Executive hereby authorizes the Secretary and any Assistant Secretary of OUTFRONT or any of its affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.
(g)    Release and Compliance with Paragraph 6.
(i)    Notwithstanding any provision in this Agreement to the contrary, prior to payment by OUTFRONT of any amount or provision of any benefit pursuant to paragraph 8(c), within sixty (60) days following Executive’s termination of employment, (A) Executive shall have executed and delivered to OUTFRONT a general release in substantially the form attached hereto as Exhibit A and (B) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to Executive pursuant to paragraph 8(c) Executive has not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to him on the first regular payroll date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or his revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 8(c). Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which his termination occurs.
(ii)    Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 8(c) shall immediately cease, and OUTFRONT shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraph 6 hereof.
(h)    “Good Reason” means, with respect to Executive and without Executive’s express written consent, the occurrence of any one or more of the following at any time during Executive’s employment with OUTFRONT or any of its subsidiaries (including the actual termination date) by virtue of management outsourcing or otherwise:

(i)    a material reduction in Executive’s Salary or Target Bonus percentage in effect prior to such reduction;
(ii)    a material reduction in Executive’s positions, titles, authorities, duties or responsibilities from those in effect immediately prior to such reduction;
(iii)    a material reduction in Executive’s long-term incentive compensation opportunity from the level in effect on the Effective Date or such higher level as may be in effect at any time after the Effective Date;
(iv)    a material reduction in the scope or value of Executive’s retirement or welfare benefits in the aggregate (other than any such reduction that is generally applicable to all employees of OUTFRONT);
(v)    without Executive’s prior consent, the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s authorities, duties or responsibilities as they shall exist on the Effective Date or that materially impair Executive’s ability to function as OUTFRONT’s Chief Commercial Officer;
(vi)    the material breach by OUTFRONT of any of its obligations under this Agreement or any other agreement between it and Executive; or
(vii)    the requirement that Executive relocate more than a 50 mile radius outside the Borough of Manhattan.
A termination of employment by Executive for Good Reason for purposes of this Agreement will be effective only if Executive gives OUTFRONT written notice of the termination setting forth in reasonable detail the specific conduct of OUTFRONT that constitutes Good Reason and the specific provisions of this Agreement on which Executive relied (“Notice of Termination for Good Reason”) no more than sixty (60) days after Executive first learns of the event constituting Good Reason. The termination of employment by Executive for Good Reason will be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless OUTFRONT remedies the Good Reason condition within such 30-day period or elects to terminate Executive’s employment before the end of the 30-day period. If OUTFRONT disputes the existence of Good Reason, OUTFRONT will have the burden of proof to establish that Good Reason does not exist. If Executive continues to provide services to OUTFRONT after one of the events giving rise to Good Reason has occurred, Executive will not be deemed to have consented to such event or to have waived Executive’s employment at any time for Good Reason in connection with such event.
9.    Death. In the event of Executive’s death prior to the end of the Term while actively employed, Executive’s beneficiary or estate shall receive (a) Executive’s Salary up to the date on which the death occurs; (b) any Bonus earned in the prior year but not yet paid; and (c) bonus compensation for the calendar year in which the death occurs, determined in accordance with the EBP (i.e., based upon OUTFRONT’s achievement of its goals and OUTFRONT’s good faith estimate of Executive’s achievement of Executive’s personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year in accordance with EBP guidelines. In addition, all outstanding equity awards granted to Executive in connection with Executive’s employment with OUTFRONT, including, without limitation, awards granted prior to the Effective Date, or portions thereof, shall accelerate and vest immediately on the date of death and be settled as soon as administratively feasible thereafter (but no later than ninety (90) business days thereafter). In the event of Executive’s death after the termination of Executive’s employment while Executive is entitled to receive compensation under paragraph 8(c), Executive’s beneficiary or estate shall receive (i) any Salary payable under paragraph 8(c)(i) up to the date on which the death occurs; and (ii) bonus compensation for the calendar year in which the death occurs in an amount equal to Executive’s Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, in a lump sum no later than February 28th of the following year.
10.    Equal Opportunity Employer; Employee Statement of Business Conduct. Executive acknowledges that OUTFRONT is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the OUTFRONT Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or OUTFRONT policy during the Term. Executive also acknowledges that Executive has been furnished a copy of OUTFRONT’s Code of Conduct (the “Code”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the Code. Executive further represents and warrants that at all times during the Term hereof, Executive shall perform Executive’s services hereunder in full compliance with the Code and other applicable OUTFRONT policies, as may be amended from time to time, and with any revisions thereof or additions thereto.
11.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated or any other address designated in writing by either party, with a copy, in the case of OUTFRONT, to the attention of the General Counsel of OUTFRONT. Any notice given by registered mail shall be deemed to have been given three (3) days following such mailing.
12.    Assignment. This is an Agreement for the performance of personal services by Executive and may not be assigned by Executive or OUTFRONT except that OUTFRONT may assign this Agreement to any affiliated company of or any successor in interest to OUTFRONT or any of its affiliates, provided such successor agrees to assume OUTFRONT’s obligations under this Agreement.

13.    New York Law, Etc. Executive acknowledges that this Agreement has been executed, in whole or in part, in New York, and Executive’s employment duties are primarily performed in New York. Accordingly, Executive agrees that this Agreement and all matters or issues arising out of or relating to Executive’s employment with OUTFRONT shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.
14.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on OUTFRONT or Executive to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
15.    Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
16.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
17.    Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements and arrangements relating to Executive’s employment by OUTFRONT, a predecessor or any of its affiliated companies, whether formal or informal, written or oral, including, without limitation, Executive’s letter employment agreement, dated July 28, 2014.
18.    Deductions and Withholdings, Payment of Deferred Compensation – Section 409A.
(a)    To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 18 or otherwise) shall OUTFRONT nor any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Section 409A. Neither OUTFRONT nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledge that Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(b)    Executive’s right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of OUTFRONT covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit. In addition, if any reimbursements would constitute deferred compensation for purposes of Section 409A, the amount to be reimbursed will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents and the amount eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
19.    Indemnification. OUTFRONT agrees that if Executive is made a party to, threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of OUTFRONT, or is or was serving at the written request of, or on behalf of, OUTFRONT as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of OUTFRONT or other entity, Executive shall be indemnified and held harmless by OUTFRONT to the fullest extent permitted or authorized by OUTFRONT’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though Executive has ceased to be a director, officer, member, employee, consultant or agent of OUTFRONT or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. OUTFRONT shall be responsible for reimbursing Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Executive in connection with any Proceeding within twenty (20) business days after receipt by OUTFRONT of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. Furthermore, with respect to Executive’s acts or failures to act during the Employment Term in Executive’s capacity as a director, officer, employee or agent of OUTFRONT, Executive shall be entitled to liability insurance coverage to the same extent as OUTFRONT’s other similarly-situated senior executives subject to the exclusions and limitations set forth in the policy for such coverage.
20.    Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with OUTFRONT, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (“AAA” ), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorneys’ fees, and there shall be no award of attorneys’ fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, OUTFRONT shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of Executive’s alleged violation of the terms of Section 6 of this Agreement, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
21.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
22.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of OUTFRONT and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of July 28, 2017.
OUTFRONT Media Inc.
By: /s/ Jeremy J. Male

Jeremy J. Male
Chief Executive Officer

EXECUTIVE
By: /s/ Andrew R. Sriubas______
Andrew R. Sriubas
Dated: July 28, 2017

SCHEDULE A
Tout Industries – Advisor
Seachange – Advisor to the Board
Boars Club – Personal Investment Club
ARQ’EX, Fitness Equipment Startup – Board of Directors
Mobile Search Security – Advisor
Palisades Ventures – Member of Advisory Board
The Jack Kemp Foundation – Board of Directors; The Jack Kemp Foundation is a 501(c)(3) foundation promoting equality for all people.
Permafrost – Advisor; Permafrost is a “green” chemical engineering company.
Lyrical Labs - Board of Directors

EXHIBIT A
FORM OF RELEASE
WHEREAS, Andrew R. Sriubas (hereinafter referred to as “Executive”) is employed by OUTFRONT Media Inc., a Maryland corporation (hereinafter referred to as “Employer”), and is a party to an employment agreement dated as of July 28, 2017 (the “Agreement”) which provides for Executive’s employment with Employer on the terms and conditions specified therein; and
WHEREAS, pursuant to paragraph 8(g) of the Agreement, Executive has agreed to execute a release substantially similar to the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer.
NOW, THEREFORE, in consideration of the premises and promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Agreement, it is agreed as follows:

1.    Release
(a)    Executive acknowledges, understands and agrees that (i) he has no knowledge (actual or otherwise) of any complaint, claim or action that he may have against Employer and its owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them; (ii) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1967, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the

Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that, in each case, directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); and (iii) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees, except that Executive shall be free to accept any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
(b)    Notwithstanding the foregoing, Executive has not waived and/or relinquished any rights he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all Claims for monetary damages and any other form of personal relief per paragraph 1(a) (except for such monetary damages expressly excluded from such waiver as described in paragraph 1(a)), Executive may only seek and receive non-personal forms of relief through any such Claim. Moreover, this General Release shall not apply to (i) any of the obligations of Employer or any other Releasee under the Agreement, or under any benefit plans, contracts, documents or programs described or referenced in the Agreement, (ii) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise, (iii) any Claim for reimbursement of ordinary and necessary business expenses incurred by the Executive during the course of the Executive’s employment, and (iv) any claims brought in connection with the Executive’s capacity as a shareholder of the Employer.
2.    Executive understands that he has been given a period of twenty-one (21) days to review and consider this Release before signing it pursuant to the Age Discrimination in Employment Act of 1967, as amended. Executive further understands that he may use as much of this 21-day period as Executive wishes prior to signing.
3.    Executive acknowledges and represents that he understands that he may revoke the Release set forth in paragraph 1(a), including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this Release, within seven (7) days of signing this Release. Revocation can be made by delivering a written notice of revocation to the General

Counsel of Employer, 405 Lexington Avenue, New York, New York 10174. For this revocation to be effective, written notice must be received by the General Counsels no later than the close of business on the seventh day after Executive signs this Release. If Executive revokes the Release set forth in paragraph 1(a), Employer shall have no obligations to Executive for the payments and benefits set forth under paragraph 7(c), 7(d) or 7(e), as applicable, of the Agreement.
4.    Executive represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.
5.    This Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.
6.    It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable.
7.    Executive represents and agrees (a) that Executive has, to the extent he desires, discussed all aspects of this Release with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Release, and (c) that Executive is voluntarily executing this Release.
8.    This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive.
PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
This Release is executed as of the  ______ day of ______, 20___.

Andrew R. Sriubas